Exhibit 99.1

For immediate release
TRICO ANNOUNCES PROPOSED OFFERING OF $400 MILLION SENIOR SECURED NOTES OF ITS SUBSIDIARY TRICO SHIPPING AS
THE WOODLANDS, TX, October 9, 2009 /PRIMENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) announced that its wholly owned subsidiary Trico Shipping AS (“Trico Shipping”) intends to offer, subject to market and other conditions, $400.0 million aggregate principal amount of Senior Secured Notes due 2014 (the “Senior Secured Notes”) through an offering to qualified institutional buyers within the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States pursuant to Regulation S under the Securities Act. The Senior Secured Notes will be guaranteed by the Company’s wholly owned subsidiary, Trico Supply AS and by Trico Supply’s subsidiaries (other than Trico Shipping) and parent companies, including Trico.
The Company intends to use the net proceeds from the sale of the Senior Secured Notes to repay approximately $367 million of debt of Trico Supply and its subsidiaries outstanding at May 14, 2009. Because the Senior Secured Notes will not be registered under the Securities Act or applicable state securities laws, the Senior Secured Notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and does not constitute an offer to sell or a solicitation of an offer to buy the Senior Secured Notes.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact info:
Geoff Jones
VP & Chief Financial Officer
(713) 780-9926
10001 Woodloch Forest Drive- SUITE 610 – THE WOODLANDS, TEXAS 77380 - (281)203-5700 - FAX (281)203-5701